Exhibit 99.1
PRESS RELEASE
July 31, 2007
For Immediate Release

For Further Information Contact:	Michael W. Dosland
President and Chief Executive Officer
First Federal Bankshares, Inc.
329 Pierce Street, P.O. Box 897
Sioux City, IA 51102
712.277.0222

FIRST FEDERAL BANKSHARES, INC. ANNOUNCES EARNINGS AND
DECLARES DIVIDEND

Sioux City, Iowa.    First Federal Bankshares, Inc. (the “Company”) (Nasdaq Global Market – “FFSX”), the parent company of First Federal Bank (the “Bank”) reported net income for the twelve months ended June 30, 2007, of $3.07 million, or $0.92 per diluted share, compared to $3.33 million, or $0.98 per diluted share, for the twelve months ended June 30, 2006.  For the three months ended June 30, 2007, net income was $670,000, or $0.20 per diluted share, compared to $743,000, or $0.22 per diluted share, in the same quarter last year.

First Federal’s fourth quarter annualized return on average equity (ROE) was 3.81% compared to 4.31% for the same period a year ago.  Annualized return on average assets (ROA) for the quarter was 0.42% compared to 0.50% twelve months prior.  Year-to-date, ROE was 4.39% compared to 4.75% a year ago, while ROA was 0.50% compared to 0.57% for the same period last year.  At June 30, 2007, stock holders equity totaled $70.3 million or $20.72 per share.

As previously reported, earnings for the twelve month period include a $510,000 or $0.15 per diluted share after-tax gain related to the Company’s previously announced sale of substantially all the assets of its title search and abstract continuation business in northwest Iowa.  Excluding this impact net income for the twelve months ended June 30, 2007, would have been $2.56 million.  Diluted earnings per share, ROA, and ROE would have been $0.77, 0.42%, and 3.66%, respectively.

The change in year over year net income was impacted by a decline in net interest income of $1.3 million and an increase in non-interest expense of $1.2 million.  These two factors were offset by a $1.3 million decline in provision for loan losses during the twelve months ended June 30, 2007, as compared to the previous twelve month period.  The change in net income for the quarter as compared to the same quarter last year was impacted by an increase of non-interest expense of $0.6 million and a decrease of net interest income of $0.3 million.  These factors were offset by a decrease in provision expense of $0.8 million.

Net interest income for the three months and twelve months ended June 30, 2007, totaled $4.1 million and $15.9 million, respectively, compared to $4.4 million and $17.2 million for the same periods in 2006.  The net interest margin declined 38 basis points to 2.90% for the twelve months ended June 30, 2007.  For the three months ended June 30, 2007, the Company’s net interest margin was 2.83%, compared to 3.27% during the same period last year.  The decline in the net interest margin is due to the cost of interest-bearing liabilities increasing more rapidly than yields on interest-earning assets. In addition, loan growth has slowed dramatically relative to the previous year, which has had an adverse impact on asset mix and the overall yield on earning assets.  These developments were partially offset by the purchase of $50.0 million of floating-rate trust preferred securities.  These purchases were funded by short-term brokered certificates of deposit at an after-tax annualized return on assets of approximately 1.00%.

Despite the decline in net interest margin relative to the previous year periods, the margin improved four basis points from 2.79% in the quarter ended March 31, 2007.  The increase from quarter to quarter was due to asset yields rising faster than deposit costs.  During the most recent quarter the Company lowered the rate it pays on certain variable-rate deposit products and declined to offer special rates on its certificates of deposits.

Michael Dosland, President and Chief Executive Officer, commented, “The flat to inverted yield curve continues to challenge the Company.  Recently, we have seen some relief in the U.S. Treasury markets, which stabilized our margins in the fourth quarter as compared to the third quarter.”   Dosland added, “In addition, since the current yield environment has been in place for over a year, our deposit costs have almost fully repriced.  As a result, we expect our net interest margin, to stabilize at or near current levels assuming there is no significant change in the rate environment in the near term.”

Non-interest expense for the twelve months ended June 30, 2007, increased $1.2 million or 7.2% over the same period last year.  The increase in expense is due in part to annual merit increases and increases in the number of employees.  The number of full-time equivalent employees of the Bank was 185 as of June 30, 2007, compared to 183 at the same time last year.   In addition, professional, insurance, and regulatory expense increased due to consulting and legal fees associated with the Bank’s new brand and image campaign.  Other expenses also increased due to increased personnel recruiting fees and a $40,000 loss on the disposal of a foreclosed property.  The Company also expensed the remainder of an employment and non-compete contract to a former executive manager.  For the three months ended June 30, 2007, non-interest expense increased $561,000 or 13.6% over the same period last year.  In addition to the aforementioned explanations, the prior year’s quarterly number included an expense reversal of $160,000 related to year end bonuses.

The provision for loan losses for the quarter and twelve months ended June 30, 2007, was $13,000 and $547,000, respectively, as compared to $850,000 and $1.9 million for the comparable periods ended June 30, 2006.  Provision expense in fiscal year 2006 was affected by the recognition of significant losses related to loans that are no longer recorded on the books of the Company.  In addition, the Company also experienced significant loan growth in that period which warranted an increase in its allowance for loan losses.

During the 2007 fiscal year, the Company completed the sale of $11.6 million of non-performing and classified loans.  As a result of this sale, improved credit quality, and an overall decline in the size of the portfolio, the Company significantly reduced the level of its allowance for loan losses in fiscal year 2007.  Management believes the current level of allowance for loan loss is adequate.

Non-performing loans decreased by $5.3 million, or 81%, to $1.2 million at June 30, 2007, from $6.5 million at June 30, 2006.  The decrease was due in part to the aforementioned loan sale.    Over 30% of the Company’s non-performing loans at June 30, 2007, are related to one loan relationship.  In 2002, the Bank purchased a $0.5 million participation of a $3.2 million loan to a private golf and social club.  The loan was paying as agreed until December 2006.  At that time the borrower notified the bank group of a significant operating shortfall.  The bank group continues to work with the borrower to resolve the situation.  Management believes this loan is adequately secured by the underlying collateral, which consists primarily of real estate and to a lesser degree accounts receivable and equipment.  No loss is expected at this time.  However, there can be no assurances.

During the fourth quarter, a $1.8 million loan for the purpose of constructing a senior housing facility located in a metropolitan area in Minnesota was transferred to real estate in the process of foreclosure (“Other Assets” on the Company’s balance sheet).  A recent appraisal of the property exceeds the loan exposure.  As a result, no loss is expected on the disposal of the property. However, there can be no assurances.

Non-interest income totaled $1.5 million for the three months ended June 30, 2007, compared to $1.6 million for the three months ended June 30, 2006.  The decrease was primarily attributable to a decrease in service fees on deposits.  This was due to the elimination of fees on internet banking services and decreased income in overdraft fees related to the implementation of an overdraft protection product.  These changes were driven by competitive forces in the Bank’s market areas.

For the twelve months ended June 30, 2007 and 2006, non-interest income totaled $5.8 million.  The Company recognized gains on a real estate development project of $105,000 for the twelve month period ended June 30, 2007.  During the same period in the previous year the Company’s real estate development subsidiary completed a previous project and recorded a loss of $222,000.  Offsetting the impact of this change was a $38,000 decrease in service charges on deposits, a $60,000 decrease in service charges on loans, and a $40,000 decrease in the gain on sale of loans.  These declines were primarily due to an increase in interest rates over the past year, which caused a corresponding reduction in loan prepayments and mortgage loan production.  In addition, gain on the sale of investments decreased $189,000 due to the sale in the prior year of another financial institution’s stock.

Total assets increased by $33.3 million, or 5.4%, to $645.8 million at June 30, 2007, from $612.5 million at June 30, 2006.  Deposits totaled $507.9 million, an increase of $61.8 million, or 13.8% over the previous year.  The increase in assets and deposits is primarily due to the aforementioned purchase of $50 million of trust preferred securities that were funded by short-term brokered certificates of deposit.

Dividend Declared

On July 19, 2007, the Board of Directors of First Federal Bankshares, Inc. declared a quarterly cash dividend of $0.105 per share for the fourth quarter of the 2007 fiscal year. The dividend is payable on August 31, 2007 to stockholders of record on August 17, 2007.

Other Matters

As previously announced, the Bank will change its name from First Federal Bank to Vantus Bank as of September 4, 2007.  Dosland commented, “We are excited about the change and feel that our new name will differentiate us from our competitors and reflect the unique value and service we offer our customers.”  Dosland added, “The new name will also reduce the confusion we experience with other First Federals in our market areas.”  The Company estimates that over the next six months it will incur costs of approximately $0.8 million associated with the name change.  Costs include but are not limited to new signage, advertising, consulting fees, and the replacement of brochures and stationary.  The name change will have no effect on First Federal Bankshares, Inc., or its NASDAQ ticker symbol “FFSX.”

During the most recent quarter, the Company completed the purchase of two parcels of land in the northern and southern sections of Ankeny, Iowa, a fast-growing community north of Des Moines.

Management expects these locations will afford additional opportunities for retail, mortgage, and business banking development.  The Company expects to begin construction of a full-service office at the southern location in August of 2007 that is expected to open in early 2008.  Plans to construct on the northern site have not been finalized at his time.  The Company continues to search for additional locations for full-service offices in the fast growing Des Moines metro area.

About First Federal Bank

The Company’s banking subsidiary, First Federal Bank, is headquartered in Sioux City, Iowa.  Founded in 1923, First Federal is a community bank serving business and consumers in seven full-service offices in northwest Iowa, a full-service office in South Sioux City, Nebraska, and five full-service offices in central Iowa, including two in the Des Moines market area.

Certain matters in the press release are “forward looking statements” intended to qualify for the safe harbor from liability as established by the Private Securities Litigation Reform Act of 1995.  Such forward looking statements include words and phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends to,” or similar expressions.  Similarly statements that describe First Federal’s future plans, objectives, or goals are forward-looking statements.  First Federal wishes to caution the readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of the press release, and to advise readers that various factors could affect First Federal’s financial performance and could cause results for future periods to differ materially from those anticipated or projected.  Such factors include, but are not limited to: (i) general market interest rates, (ii) general economic conditions, (iii) legislative/regulatory changes, (iv) monetary and fiscal policies of the U.S. Treasury and Federal Reserve, (v) changes in the quality or composition of First Federal’s loan and investment portfolios, (vi) demand for loan products, (vii) deposit flow, (viii) competition, (ix) demand for financial services in First Federal’s markets and (x) changes in accounting principles, policies, or guidelines.

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	June 30,	June 30,
(Dollars in thousands, except per share amounts)	2007	2006
ASSETS
Cash and cash equivalents	$25,738	$39,905
Securities available-for-sale, at fair value	122,309	47,320
Securities held-to-maturity, at cost	9,549	13,077
Loans receivable, net	430,085	457,029
Office property and equipment, net	16,205	12,545
Federal Home Loan Bank stock, at cost	3,560	5,162
Accrued interest receivable	2,940	2,628
Goodwill	18,417	18,417
Other assets	17,014	16,452
Total assets	$645,817	$612,535
LIABILITIES
Deposits	$507,865	$446,056
Advances from FHLB and other borrowings	62,202	92,753
Advance payments by borrowers for taxes and insurance	916	977
Accrued interest payable	2,691	2,038
Accrued expenses and other liabilities	1,888	2,387
Total liabilities	575,562	544,211
STOCKHOLDERS' EQUITY
Common stock, $.01 par value	51	50
Additional paid-in capital	39,230	38,293
Retained earnings, substantially restricted	58,704	57,014
Treasury stock, at cost	(26,886)	(25,921)
Accumulated other comprehensive income (loss)	(179)	(326)
Unearned ESOP	(665)	(786)
Total stockholders' equity	70,255	68,324
Total liabilities and stockholders' equity	$645,817	$612,535

Actual number of shares outstanding at end
of period, net of treasury stock	3,389,971	3,380,109
Average shares outstanding used to compute:
Basic earnings per share	3,316,774	3,366,086
Diluted earnings per share	3,329,162	3,417,367
Shareholders' equity to total assets	10.88%	11.15%
Book value per share	$20.72	$20.21

FIRST FEDERAL BANKSHARES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three months ended		Twelve months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Interest on loans	$7,333	$7,623	$29,845	$29,252
Interest on investment securities	2,136	733	5,465	2,742
Interest on deposits	148	130	465	300
Total interest income	9,617	8,486	35,775	32,294
Interest on deposit liabilities	4,670	3,054	16,059	10,591
Interest on borrowings	861	1,085	3,819	4,505
Total interest expense	5,531	4,139	19,878	15,096
Net interest income	4,086	4,347	15,897	17,198
Provision for loan losses	13	850	547	1,920
Net interest income after provision	4,073	3,497	15,350	15,278
Service charges on deposit accounts	715	798	3,078	3,116
Service charges on loans	85	97	305	365
Gain (loss) on sale of real estate held for development	30	20	105	(222)
Gain on sale of investments	14	-	14	203
Gain on sale of loans	138	168	619	658
Other income	493	468	1,675	1,659
Total non-interest income	1,475	1,551	5,796	5,779
Compensation and benefits	2,691	2,380	10,226	9,646
Office property and equipment	735	706	2,851	2,821
Data processing, ATM and debit card transaction
costs and other item processing expense	265	241	1,006	982
Professional, insurance and regulatory expense	340	246	1,150	1,026
Advertising, donations and public relations	175	182	719	718
Communications, postage and office supplies	201	194	815	790
Other expense	293	190	1,160	738
Total non-interest expense	4,700	4,139	17,927	16,721
Income from continuing operations before income taxes	848	909	3,219	4,336
Income tax expense	178	211	739	1,147
Income from continuing operations	670	698	2,480	3,189
Income from discontinued operations, net of tax (including
gain on disposal of $510, net of tax, in 2007)	-	45	589	143
Net income	$670	$743	$3,069	$3,332

Per share information:
Basic earnings per share:
Income from continuing operations	$0.20	$0.22	$0.75	$0.95
Income from discontinued operations	-	0.01	0.18	0.04
Net income per share	$0.20	$0.23	$0.93	$0.99

Diluted earnings per share:
Income from continuing operations	$0.20	$0.21	$0.74	$0.94
Income from discontinued operations	-	0.01	0.18	0.04
Net income per share	$0.20	$0.22	$0.92	$0.98

Cash dividends declared per share	$0.105	$0.100	$0.415	$0.400

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)

	At or for the three months		At or for the twelve months
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2007	2006	2007	2006
Average total assets	$644,243	$585,079	$600,538	$585,079
Average interest-earning assets	584,764	538,293	555,415	532,135
Average interest-bearing liabilities	527,007	476,220	495,240	469,403
Average interest-earning assets to average
interest-bearing liabilities	110.96%	113.03%	112.15%	113.36%

Activity in the allowance for loan losses during the period:
Balance at beginning of period	$2,031	$5,530	$5,466	$6,718
Provision for loan losses (1)	13	850	547	1,920
Charge-offs:
Single-family mortgage loans	(69)	(8)	(93)	(37)
Commercial real estate loans	(41)	(206)	(41)	(264)
Commercial business loans	(74)	(649)	(2,694)	(2,516)
Consumer loans	(94)	(90)	(284)	(457)
Total loans charged-off	(278)	(953)	(3,112)	(3,274)
Loans transferred to held for sale (2)	-	-	(1,300)	-
Recoveries	31	38	196	101
Charge-offs net of recoveries	(247)	(915)	(4,216)	(3,173)
Balance at end of period	$1,797	$5,465	$1,797	$5,465

Non-performing loans receivable	$1,242	$6,543	$1,242	$6,543
Non-performing loans to total loans receivable	0.29%	1.41%	0.29%	1.41%
Allowance for loan losses to non-performing loans	144.69%	83.52%	144.69%	83.52%
Ratio of allowance for loan losses to total loans
held for investment at end of period	0.42%	1.18%	0.42%	1.18%

Selected operating data: (3)
Return on average assets	0.42%	0.50%	0.50%	0.57%
Return on average equity	3.81%	4.31%	4.39%	4.75%
Net interest rate spread	2.42%	2.88%	2.46%	2.89%
Net yield on average interest-earning assets (4)	2.83%	3.27%	2.90%	3.28%
Efficiency ratio (5)	84.69%	70.04%	79.43%	73.46%
(1)
Data for the twelve months ended June 30, 2007 includes a $1.3 million loss on transfer of $11.6 million of  non-performing and classified loans to held for sale, and $1.0 million in other commercial business and consumer loans. These amounts are net of a $1.8 million reduction in the allowance for loan losses due to the significant decline in non-performing and classified assets resulting from the aforementioned transfer to loans held for sale.

(2)
Data for the twelve months ended June 30, 2007, consists of $2.0 million relating to commercial real estate loans and, $0.1 million relating to single-family mortgage loans, offset by $0.8 million recovery in commercial business loans.

(3)	Annualized except for efficiency ratio.

(4)	Net interest income, tax-effected, divided by average interest-earning assets.

(5)	Noninterest expense divided by net interest income plus noninterest income, less gain (loss) on sale of other real estate owned, investments and fixed assets.

FIRST FEDERAL BANKSHARES, INC and SUBSIDIARIES
SELECTED FINANCIAL DATA (unaudited)
		Weighted
	June 30,	Average
(Dollars in thousands, except per share amounts)	2007	Rate
Time deposits maturing within
Three months	$107,121	4.87%
Four to six months	66,816	4.99%
Seven to twelve months	71,883	4.72%
More than twelve months	43,343	4.61%
Total time deposits	$289,163	4.82%

FHLB advances and all other borrowings maturing within.
Three months	$14,702	4.40%
Four to six months	-	-
Seven to twelve months	19,000	5.47%
More than twelve months	28,500	5.20%
Total FHLB advances and all other borrowings	$62,202	5.09%

	Three months ended		Twelve months ended
	June 30,		June 30,
	2007	2006	2007	2006
Market price per share:
High for the period	$21.55	$22.75	$22.51	$22.90
Low for the period	$18.50	$21.00	$18.50	$17.30
Close at end of period	$19.44	$21.70	$19.44	$21.70